Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PLUS THERAPEUTICS, INC.

Plus Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation is Plus Therapeutics, Inc. (the “Corporation”).

SECOND: On July 25, 2025, the Board of Directors of the Corporation duly adopted resolutions approving the following amendment of the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing for such consideration of such amendment at the Corporation’s 2025 annual meeting of the Corporation’s stockholders (the “2025 Annual Meeting”).

THIRD: On August 7, 2025, the 2025 Annual Meeting was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: On March 20, 2026, the Board of Directors of the Corporation duly adopted resolutions approving the following amendment of the Certificate of Incorporation.

FIFTH: Article IV.A of the Certificate of Incorporation, of the Corporation be hereby amended and restated to read in its entirety as follows:

“(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 205,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). At 12:01 a.m. Eastern Standard Time on April 2, 2026 (the “Effective Time”), each twenty-five (25) whole number of shares, as determined by the Board, of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

SIXTH: This amendment to the Corporation’s Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Plus Therapeutics, Inc. has caused this Certificate of Amendment to be signed by the undersigned, thereunto duly appointed, this 2nd day of April, 2026.

PLUS THERAPEUTICS, INC.

By:	/s/ Marc H. Hedrick, M.D.
Name:	Marc H. Hedrick, M.D.
Title:	Chief Executive Officer